Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration File Nos. 333-258290, 333-258290-01, 333-258290-02, 333-258290-03

Relating to Preliminary Prospectus Supplement dated July 31, 2023 to Prospectus dated July 30, 2021

Pricing Term Sheet

Invitation Homes Operating Partnership LP

$450,000,000 5.450% Senior Notes due 2030

$350,000,000 5.500% Senior Notes due 2033

July 31, 2023

Issuer:	Invitation Homes Operating Partnership LP

State of Formation:	Delaware

Guarantors:	Invitation Homes Inc. Invitation Homes OP GP LLC IH Merger Sub, LLC

Expected Ratings* (Moody’s/S&P/Fitch):	Baa3/BBB/BBB (Positive/Stable/Stable)

Security:	5.450% Senior Notes due 2030 (the “2030 Notes”) 5.500% Senior Notes due 2033 (the “2033 Notes”)

Aggregate Principal Amount:	2030 Notes: $450,000,000 2033 Notes: $350,000,000

Maturity Date:	2030 Notes: August 15, 2030 2033 Notes: August 15, 2033

Interest Rate:	2030 Notes: 5.450% per annum 2033 Notes: 5.500% per annum

Interest Payment Dates:	2030 Notes: February 15 and August 15, commencing February 15, 2024 2033 Notes: February 15 and August 15, commencing February 15, 2024

Price to Public:	2030 Notes: 98.866% of the aggregate principal amount 2033 Notes: 98.642% of the aggregate principal amount

Yield to Maturity:	2030 Notes: 5.647% 2033 Notes: 5.679%

Benchmark Treasury:	2030 Notes: 4.000% due July 31, 2030 2033 Notes: 3.375% due May 15, 2033

Spread to Benchmark Treasury:	2030 Notes: T + 158 basis points 2033 Notes: T + 173 basis points

Benchmark Treasury Price / Yield:	2030 Notes: 99-19 / 4.067% 2033 Notes: 95-12 / 3.949%

Optional Redemption:

2030 Notes: Prior to June 15, 2030 (two months prior to the Maturity Date of the 2030 Notes), “make-whole” redemption at the Adjusted Treasury Rate (as defined) plus 25 basis points (calculated as though the actual Maturity Date of the 2030 Notes was June 15, 2030), plus accrued and unpaid interest to, but not including, the redemption date. On and after June 15, 2030 (two months prior to the Maturity Date of the 2030 Notes), at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date. See the preliminary prospectus supplement for the definition of “Adjusted Treasury Rate” and for further terms and provisions applicable to optional redemption and the calculation of the redemption price.

2033 Notes: Prior to May 15, 2033 (three months prior to the Maturity Date of the 2033 Notes), “make-whole” redemption at the Adjusted Treasury Rate (as defined) plus 30 basis points (calculated as though the actual Maturity Date of the 2033 Notes was May 15, 2033), plus accrued and unpaid interest to, but not including, the redemption date. On and after May 15, 2033 (three months prior to the Maturity Date of the 2033 Notes), at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date. See the preliminary prospectus supplement for the definition of “Adjusted Treasury Rate” and for further terms and provisions applicable to optional redemption and the calculation of the redemption price.

Trade Date:	July 31, 2023

Settlement Date:	August 2, 2023 (T+2)

CUSIP/ISIN:	2030 Notes: 46188BAE2 / US46188BAE20 2033 Notes: 46188BAF9 / US46188BAF94

Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:

J.P. Morgan Securities LLC

Citigroup Global Markets Inc.

Morgan Stanley & Co. LLC

BofA Securities, Inc.

Deutsche Bank Securities Inc.

KeyBanc Capital Markets Inc.

PNC Capital Markets LLC

Regions Securities LLC

Wells Fargo Securities, LLC

Co-Managers:

BMO Capital Markets Corp.

Capital One Securities, Inc.

Goldman Sachs & Co. LLC

Mizuho Securities USA LLC

RBC Capital Markets, LLC

BNP Paribas Securities Corp.

Huntington Securities, Inc.

Raymond James & Associates, Inc.

Scotia Capital (USA) Inc.

U.S. Bancorp Investments, Inc.

Academy Securities, Inc.

BNY Mellon Capital Markets, LLC

Samuel A. Ramirez & Company, Inc.

*

A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time. Each of the ratings above should be evaluated independently of any other security rating.

The issuer and guarantors have filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the preliminary prospectus supplement and other documents the issuer and guarantors have filed with the SEC for more complete information about the issuer and guarantors and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, the guarantors, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting: J.P. Morgan Securities LLC collect at 1-212-834-4533; Citigroup Global Markets Inc. at 1-800-831-9146; and Morgan Stanley & Co. LLC at 1-866-718-1649.

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